Exhibit 10.40

FIRST AMENDMENT

TO THE

CARAUSTAR INDUSTRIES, INC. RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2008)

Pursuant to Section 9.1 of the Caraustar Industries, Inc. Retirement Plan, as amended and restated effective January 1, 2008 (the “Plan”), Caraustar Industries, Inc. (the “Company”) does hereby amend the Plan in the following respects:

The Company wishes to incorporate language required by the final regulations under Section 415 of the Internal Revenue Code of 1986 (the “Code”).

THEREFORE:

1. Effective as of January 1, 2008, this 415 Appendix is added to and made an integral part of the Plan document:

415 APPENDIX TO

CARAUSTAR INDUSTRIES, INC. RETIREMENT PLAN

A.1. Applicability of Appendix. This Appendix is effective for Plan Years and Limitation Years beginning on or after January 1, 2008.

A.2. Supersession of Inconsistent Provisions. This Appendix supersedes any inconsistent provisions of the Plan.

A.3 Definition of Compensation for Code Section 415. For purposes of this Appendix, the definition of Compensation for purposes of Code Section 415 (referred to in this Appendix as “415 Compensation”) shall be adjusted for the following types of compensation paid after a Participant’s severance from employment with the Employer maintaining the Plan (or any other entity that is treated as the Employer pursuant to Code Section 414(b), (c), (m) or (o)); provided, however, that amounts paid after a Participant’s severance from employment may only be included in a Participant’s 415 Compensation to the extent such amounts are paid by the later of 2-1/2 months after severance from employment or by the end of the limitation year that includes the date of such severance from employment.

(a) Post-Severance Compensation Included in 415 Compensation. 415 Compensation shall include regular pay after severance of employment from the Employer if:

(1) The payment is regular compensation for services during the Participant’s regular working hours, or compensation for services outside the participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; and

(2) The payment would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Employer.

(b) Post-Severance Compensation Excluded From 415 Compensation. Except as provided in subsection (a) above, all other types of compensation paid to the Participant after the Participant’s severance from employment with the Employer shall be excluded from the Participant’s 415 Compensation. In particular, the following types of post-severance compensation payments shall be excluded:

(1) Cashout payments for unused accrued sick, vacation, or other leave;

(2) Payments from a nonqualified unfunded deferred compensation plan;

(3) Payments to an individual who does not currently perform services for the Employer by reason of qualified military service (as that term is used in Code Section 414(u)(1)); and

(4) Payments to a Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)).

A.4 Administrative Delays in Payment of Compensation. 415 Compensation for a Limitation Year shall not include amounts earned but not paid during the Limitation Year solely because of the timing of pay periods and pay dates; provided, however, 415 Compensation for a Limitation Year shall include such amounts if (i) the amounts are paid during the first few weeks of the next limitation year, (ii) the amounts are included on a uniform and consistent basis with respect to all similarly situated Participants, and (iii) no compensation is included in more than one (1) Limitation Year.

A.5 Adjustment to Code Section 415(b)(1)(A) Limit for Benefits Commencing Prior to Age 62.

(a) In General. If the annuity starting date for payment of a benefit occurs before a Participant attains age 62, the Code Section 415(b)(1)(A) limit generally is determined as the actuarial equivalent of the annual amount of a straight life annuity commencing at the annuity starting date that has the same actuarial present value as a deferred straight life annuity commencing at age 62, where annual payments under the annuity commencing at age 62 are equal to the limitation under Code Section 415(b)(1)(A) (as adjusted for inflation under Code Section 415(d) and applicable Treasury Regulations), and where the actuarially equivalent straight life annuity is computed using a 5 percent interest rate and the applicable mortality table under Treasury Regulations Section 1.417(e)-1(d)(2) that is effective for that annuity starting date. Notwithstanding the foregoing, if the Plan has a straight life annuity that is immediately payable both at age 62 and at the age of benefit commencement, then the age-adjusted limit under Code Section 415(b)(1)(A) is equal to the lesser of the limit determined under this subsection (a), or the limit determined under subsection (b).

(b) Calculation Using Plan Factors. The amount determined under this subsection (b) is equal to the Code Section 415(b)(1)(A) limit (as adjusted for inflation under Code Section 415(d) and applicable Treasury Regulations) multiplied by the ratio of the annual amount of the immediately commencing straight life annuity under the Plan to the annual amount of the straight life annuity under the Plan commencing at age 62, with both annual amounts determined without applying the rules of Code Section 415.

A.6 Adjustment to Code Section 415(b)(1)(A) Limit For Benefits Commencing After Age 65.

(a) In General. If the annuity starting date for payment of a benefit that occurs after the Participant attains the age of 65, the Code Section 415(b)(1)(A) limit generally is determined as the actuarial equivalent of the annual amount of a straight life annuity commencing at the annuity starting date that has the same actuarial present value as a straight life annuity commencing at age 65, where annual payments under the annuity commencing at age 65 are equal to the limitation under Code Section 415(b)(1)(A) (as adjusted for inflation under Code Section 415(d) and applicable Treasury Regulations), and where the actuarially equivalent straight life annuity is computed using a 5 percent interest rate and the applicable mortality table under Treasury Regulations section 1.417(e)-1 (d)(2) that is effective for that annuity starting date. Notwithstanding the foregoing, if the Plan has a straight life annuity that is immediately payable both as of the annuity starting date and at age 65, then the Code Section 415(b)(1)(A) limit is equal to the lesser of the limit determined under this subsection (a), or the limit determined under subsection (b).

(b) Calculation Using Plan Factors. The amount determined under this subsection (b) is equal to the Code Section 415(b)(1)(A) limit (as adjusted for inflation under Code Section 415(d) and the applicable Treasury Regulations) multiplied by the “adjustment ratio” calculated as follows:

(1) The adjustment ratio is equal to the ratio of the annual amount of the straight life annuity described in paragraph (2) below to the straight life annuity described in paragraph (3) below.

(2) The straight life annuity described in this paragraph (2) is the annual amount of a straight life annuity payable to the Participant and which commences immediately, computed disregarding the Participant’s accruals after age 65 but including actuarial adjustments even if those actuarial adjustments are applied to offset accruals. For this purpose, the annual amount of the annuity is determined without applying the rules of Code Section 415.

(3) The straight life annuity described in this paragraph (3) is the annual amount of a straight life annuity that would be payable to a hypothetical Participant who is 65 years old and has the same accrued benefit (with no actuarial increases for commencement after age 65) as the Participant receiving the distribution, determined disregarding the Participant’s accruals after age 65 and without applying the rules of Code Section 415.

IN WITNESS WHEREOF, Caraustar Industries, Inc. has caused this Amendment to be executed by its officers, this 23rd day of December, 2008.

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Barry A. Smedstad
Barry A. Smedstad
Title:	Vice President, Human Resources

ATTEST:

/s/ Marinan R. Mays
Marinan R. Mays

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